UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)
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☐	Soliciting Material Pursuant to §240.14a-12

PIKE ELECTRIC CORPORATION

(Name of Registrant as Specified In Its Charter)

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October 22, 2009
Dear Stockholder:
I am pleased to invite you to our annual stockholders meeting to be held at 9:30 a.m. on Wednesday, December 2, 2009, at the Bermuda Run Country Club, in Bermuda Run, North Carolina.
At this year’s meeting, you will be asked to vote for the election of directors, ratify the selection of our independent registered public accounting firm and consider any other business that may properly come before the meeting. It is important that all Pike Electric stockholders, regardless of the number of shares owned, participate in the affairs of the Company. At our last annual meeting, in December 2008, over 96% of Pike Electric’s shares of common stock were represented in person or by proxy.
Pursuant to Securities and Exchange Commission rules, we are providing access to our proxy materials over the Internet. Accordingly, we will mail, on or about October 22, 2009, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on October 6, 2009. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.
Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU (I) VOTE BY TELEPHONE, (II) VOTE BY INTERNET, (III) REQUEST A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (IV) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.
Thank you for your continued support of Pike Electric and we hope you will attend the meeting.

Sincerely,

J. Eric Pike
Chairman and CEO

PIKE ELECTRIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 2, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pike Electric Corporation, a Delaware corporation, will be held on Wednesday, December 2, 2009 at 9:30 a.m., local time, at the Bermuda Run Country Club, 324 Bermuda Run Drive, Bermuda Run, North Carolina 27006, for the purpose of considering and acting upon the following:
1.	The election of seven members to our Board of Directors.

2.	A proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

3.	Any and all other matters that may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends a vote “FOR” each of the proposals.
We describe the above items in more detail in our proxy statement accompanying this notice. Only stockholders who owned our common stock at the close of business on October 6, 2009 may attend and vote at the meeting or any adjournment thereof. You may view a list of the stockholders entitled to vote at the meeting during the ten days before the meeting at our principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030.
To assure your representation at the 2009 Annual Meeting, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she has voted over the Internet, by telephone or returned a completed proxy card.

By Order of the Board of Directors,

James R. Fox
Corporate Secretary
Mount Airy, North Carolina
October 22, 2009
YOUR VOTE IS EXTREMELY IMPORTANT. YOU ARE URGED TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PIKE ELECTRIC CORPORATION

PROXY STATEMENT FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION
Introduction
Our Board of Directors is soliciting proxies for use at the 2009 Annual Meeting of Stockholders to be held Wednesday, December 2, 2009 at 9:30 a.m., local time, at the Bermuda Run Country Club, 324 Bermuda Run Drive, Bermuda Run, North Carolina 27006, and at any adjournment thereof. Our principal executive offices are located at 100 Pike Way, Mount Airy, North Carolina 27030.
In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy by telephone or over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to stockholders on or about October 22, 2009. The proxy statement and the form of proxy relating to the 2009 Annual Meeting are first being made available to stockholders on or about October 22, 2009.
Record Date and Shares Outstanding
Holders of record of our common stock at the close of business on October 6, 2009, the record date, are entitled to notice of and to vote at the meeting. On the record date, 33,466,114 shares of our common stock were issued and outstanding.
Methods of Voting
Each share of our common stock outstanding on the record date is entitled to one vote on all matters presented at the 2009 Annual Meeting, except for the 345,030 outstanding shares of restricted common stock. We are offering stockholders the following methods of voting:
•	You may vote by telephone;

•	You may vote over the Internet;

•	You may vote in person at the 2009 Annual Meeting; and

•	You may request a proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the enclosed prepaid envelope.

Revocability of Proxies
Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted at the 2009 Annual Meeting by (1) delivering a written notice of revocation to the Company’s Secretary at our principal executive offices, (2) submitting a later-dated proxy relating to the same shares or (3) attending the 2009 Annual Meeting, requesting that the proxy be revoked and then voting in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted “FOR” the proposals described herein and the seven director nominees. Attending the 2009 Annual Meeting will not revoke your proxy unless you specifically request that it be revoked.
Solicitation of Proxies
We will bear the cost of soliciting proxies. Copies of solicitation material will be made available upon request to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by directors, officers, employees, or agents of Pike Electric. No additional compensation will be paid to these individuals for any such services.
Annual Report
The Notice of Annual Meeting, this Proxy Statement and our Annual Report for the fiscal year ended June 30, 2009 have been made available to all stockholders entitled to notice and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. The Annual Report is posted at the following website addresses: www.pike.com and www.proxyvote.com.
Quorum; Required Vote; Abstentions and Broker Non-Votes
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the meeting is necessary to constitute a quorum at the 2009 Annual Meeting. Abstentions and broker non-votes will be treated as being present for the purpose of determining the presence of a quorum at the 2009 Annual Meeting. A “broker non-vote” occurs when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary authority to vote on that matter.
In the election of directors, the seven director nominees receiving the most affirmative votes out of the shares of common stock present (either in person or by proxy) and entitled to vote at the meeting will be elected as directors. Abstentions and broker non-votes will have no effect on the election of directors.
Each other proposal in this proxy statement will be approved if it receives a majority of the votes present, either in person or by proxy, and entitled to vote at the 2009 Annual Meeting. If you submit your proxy or attend the meeting but choose to abstain from voting on any proposal, you will be considered present at the meeting and not voting in favor of the proposal. As a result, an abstention will have the same effect as if you had voted against the proposal. In contrast, a “broker non-vote” is deemed not entitled to vote at the meeting with regard to that proposal so that it does not have any effect.

Deadlines for Receipt of Stockholder Proposals
Stockholder proposals intended to be included in our proxy statement and voted on at the 2010 Annual Meeting of Stockholders must be received at our offices at 100 Pike Way, Mount Airy, North Carolina 27030, Attention: Corporate Secretary, on or before June 25, 2010. Applicable rules and regulations of the SEC govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.
Pursuant to our bylaws, in order for any business not included in the proxy statement for the 2009 Annual Meeting of Stockholders to be brought before the meeting by a stockholder of record, such stockholder must give notice of that business to our Corporate Secretary no earlier than August 5, 2010 nor any later than September 4, 2010. If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from December 2, 2010, the notice must be received no earlier than the 120th day prior to the date of the 2010 Annual Meeting of Stockholders and no later than either the 90th day prior to the date of the 2010 Annual Meeting of Stockholders or the 10th day after public disclosure of the actual date of our 2010 Annual Meeting of Stockholders, whichever is later. The notice must contain the information required by our bylaws.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides information about the beneficial ownership of our common stock as of October 6, 2009. We have listed each person known to us that beneficially owns more than 5% of our outstanding common stock, each of our directors, each of our NEOs identified in the Summary Compensation Table below, and all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. The percentage ownership is based on 33,121,084 shares of common stock outstanding as of October 6, 2009, which excludes the 345,030 outstanding shares of restricted common stock that the holders thereof are not entitled to vote until the restrictions lapse. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 6, 2009 and (ii) shares of restricted stock which vest within 60 of October 6, 2009 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the address for each of the individuals listed below is c/o Pike Electric Corporation, 100 Pike Way, Mount Airy, North Carolina 27030.

	Number of Shares and Nature of		Ownership
Name of Beneficial Owner	Beneficial Ownership		Percentage

Lindsay Goldberg	13,111,093	(1)	39.59%
Invesco	1,886,916	(2)	5.70%
River Road Asset Management, LLC	1,922,490	(3)	5.80%
J. Eric Pike	2,985,210	(4)	8.71%
Charles E. Bayless	21,401	(5)	*
Adam P. Godfrey	—	(6)	*
James R. Helvey III	11,263	(7)	*
Robert D. Lindsay	13,111,093	(8)	39.59%
Daniel J. Sullivan	3,846	(9)	*
Louis F. Terhar	7,401	(10)	*
Anthony K. Slater	64,474	(11)	*
Audie G. Simmons	457,048	(12)	1.36%
James R. Fox	28,092	(13)	*
James T. Benfield	208,040	(14)	*
Directors and executive officers as a group (11 persons)	16,897,868		48.36%

*	Less than one percent.

(1)
The information shown is based on a Schedule 13G filed with the SEC on February 14, 2006, by LGB Pike II LLC, Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer GP LP and Lindsay Goldberg & Bessemer GP LLC (collectively, the “Lindsay Goldberg Entities”). The Schedule 13G reports that each Lindsay Goldberg Entity has sole voting and sole dispositive power with respect to the securities. The shares of our common stock are held directly by LGB Pike II LLC, whose sole manager is Lindsay Goldberg & Bessemer L.P. The general partner of Lindsay Goldberg & Bessemer L.P. is Lindsay Goldberg & Bessemer GP LP, whose general partner is Lindsay Goldberg & Bessemer GP LLC. Except to the extent of its pecuniary interest therein, each of Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer GP LP and Lindsay Goldberg & Bessemer GP LLC disclaims beneficial ownership of the securities held by LGB Pike II LLC. The address for each Lindsay Goldberg Entity is c/o Lindsay Goldberg & Bessemer L.P., 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(2)
The information shown is based on a Schedule 13G filed with the SEC on February 12, 2009, by Invesco Ltd. and it affiliates reporting shares held on December 31, 2008. The Schedule 13G reports that Invesco Ltd. and it affiliates have sole power to vote 1,863,716 of such shares and sole power to dispose 1,875,916 of such shares.

(3)
The information shown is based on a Schedule 13G filed with the SEC on February 12, 2009, by River Road Asset Management, LLC, reporting shares held on December 31, 2008. The Schedule 13G reports that River Road Asset Management, LLC has sole power to vote 1,570,360 of such shares and sole power to dispose 1,922,490 of such shares.

(4)
Consists of (a) 1,549,253 shares of common stock held by Takuan LLC, an entity controlled by Mr. Pike, (b) 197,687 shares of common stock owned directly, (c) 67,467 shares of common stock held by the Joe B./Anne A. Pike Generation Skipping Trust, of which Mr. Pike is a trustee and, as a result, over which he has voting power, and (d) 1,170,804 shares subject to stock options. Excludes 96,066 shares of restricted common stock.

(5)	Consists of 21,401 shares of common stock owned directly. Excludes 9,880 shares of restricted common stock.

(6)
By virtue of his affiliation with the Lindsay Goldberg Entities, Mr. Godfrey may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by Lindsay Goldberg. See note 1 above. Mr. Godfrey expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein. The address for Mr. Godfrey is c/o Lindsay Goldberg, 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(7)	Consists of 11,263 shares of common stock owned directly. Excludes 6,557 shares of restricted common stock.

(8)
Mr. Lindsay, through intermediate entities, indirectly has shared control over Lindsay Goldberg & Bessemer L.P., the sole manager of LGB Pike II LLC. By virtue of this relationship, he may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by the Lindsay Goldberg Entities. See note 1 above. Mr. Lindsay expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein. The address for Mr. Lindsay is c/o Lindsay Goldberg, 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(9)	Consists of 3,846 shares of common stock owned directly. Excludes 4,963 shares of restricted common stock.

(10)	Consists of 7,401 shares of common stock owned directly. Excludes 9,880 shares of restricted common stock.

(11)	Consists of 3,465 shares of common stock and options to purchase 61,009 shares of common stock, all of which are owned directly. Excludes 31,263 shares of restricted common stock.

(12)	Consists of 93,595 shares of common stock and options to purchase 363,453 shares of common stock, all of which are owned directly. Excludes 19,870 shares of restricted common stock.

(13)	Consists of 2,838 shares of common stock and options to purchase 25,254 shares of common stock, all of which are owned directly. Excludes 10,445 shares of restricted common stock.

(14)	Consists of 5,182 shares of common stock and options to purchase 202,858 shares of common stock, all of which are owned directly. Excludes 14,113 shares of restricted common stock.

PROPOSAL 1:

ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven members: J. Eric Pike (Chairman), Charles E. Bayless, Adam P. Godfrey, James R. Helvey III, Robert D. Lindsay, Daniel J. Sullivan and Louis F. Terhar. Seven directors are to be elected at the 2009 Annual Meeting to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.
Each of the nominees has consented to serve if elected to our Board of Directors. It is the intention of the persons named as proxies in the accompanying form of proxy to vote all proxies solicited for the seven nominees listed below unless the authority to vote is withheld. If for any reason any nominee will not become a candidate for election at the 2009 Annual Meeting, an event not now anticipated, the persons named in the proxy will vote for such substitute nominees as are designated by the Board of Directors. The principal occupation and certain other information concerning the nominees for directors are set forth on the following pages.
Nominees for Election of Directors
Charles E. Bayless, age 66, has been a director since 2006. Mr. Bayless is the retired President and Provost of the West Virginia University Institute of Technology where he served in such capacities from April 2005 until June 2008. Mr. Bayless served as Chairman, President, and Chief Executive Officer of Illinova Corporation, an electric utility company, from 1998 to 1999. From 1992 to 1998, he served as Chief Executive Officer of UniSource Energy Corp., an electric utility company. Mr. Bayless holds a B.S.E.E. from the West Virginia University Institute of Technology, an M.S.E.E. in Power Engineering and a J.D. from the West Virginia University, and an M.B.A. from the Graduate School of Business Administration at the University of Michigan. He is a current board member of Recycled Energy development, North American energy alliance, West Virginia American Water Company and the Ontario Power Authority.
Adam P. Godfrey, age 47, has been a director since 2007 and previously was a director from 2002 to 2006, when he voluntarily resigned to ensure that the Board was then comprised of a majority of independent directors. Mr. Godfrey has been a Partner with Lindsay Goldberg & Bessemer since 2002. Previously, he was a Partner with Bessemer Holdings, which he joined in 1992. He holds an A.B. from Brown University and an M.B.A. from the Amos Tuck School at Dartmouth College. He currently serves as a Director of Pride Manufacturing Company, LLC, FAPS Holdings, Inc., Intermex Holdings, Inc. and Bell Nursery Holdings LLC. He also serves as a Member of the Board of Schneider National, Inc. and as a Member of the MBA Advisory Board at the Tuck School of Business at Dartmouth.
James R. Helvey III, age 50, has been a director since 2005. Mr. Helvey is a partner and the Risk Management Officer for CMT Asset Management. Mr. Helvey also is the founder and President of Helvey and Associates, LLC, a financial and strategic consulting firm to educational and non-profit entities. From 1985 to 2000, Mr. Helvey was employed by J.P. Morgan & Co., serving in a variety of capacities, including as Vice-Chairman of JP Morgan’s Risk Management Committee, Global Head of Derivative Counterparty Risk Management, head of the swap derivative trading business in Asia and managing the firm’s short-term interest rate and foreign exchange derivative business in Europe. Mr. Helvey served as Chairman and CEO of Cygnifi Derivatives Services, LLC, an online derivatives services provider, from 2000 to 2002. In 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey graduated magna cum laude with honors in 1981 from Wake Forest University. In 1982, Mr. Helvey was a Fulbright Scholar at the University of Cologne in Germany, and in 1984 Mr. Helvey received a Masters degree in international finance and banking from Columbia University, School of International and Public Affairs. Mr. Helvey is a member of the Wake Forest University Board of Trustees and of the Oakwood Country School Board of Trustees in Morgan Hill, California.

Robert D. Lindsay, age 54, has been a director since 2002. Mr. Lindsay was co-founder of Lindsay Goldberg & Bessemer in 2002. Previously, Mr. Lindsay was Managing General Partner of Bessemer Holdings. Mr. Lindsay is a graduate of Harvard College and holds an M.B.A. from Stanford University. He is President and Chief Executive Officer of Bessemer Securities LLC as well as a director of The Bessemer Group, Incorporated and its subsidiary banks, including Bessemer Trust Company, N.A. Mr. Lindsay serves as a director of Crane & Co., Inc., FAPS Holdings, Inc., Maine Beverage Company, LLC, Keystone Foods Holdings LLC, PetroLogistics LLC, Cap Rock Holding Corporation, FSB Global Holdings, Inc., Intermex Holdings, Inc., Brock Holdings, LLC, Bell Nursery Holdings, LLC, Rosetta LLC, Brightstar Corporation, PL Propylene LLC, Ambulatory Services of America, Inc., and Scandza AS, and as a Trustee of the Cold Spring Harbor Biological Laboratory and St. Paul’s School in Concord, New Hampshire.
J. Eric Pike, age 41, has been a director since 1994. Mr. Pike has been President of the Company since 1998, Chief Executive Officer since 2002 and Chairman since July 2005. He is the grandson of founder Floyd Pike and joined the Company in 1990 as an A-class lineman on an overhead construction crew, advancing through various office positions, and served as Vice President of the Central Region from 1993 to 1998, where he was responsible for the powerline operations in North Carolina and South Carolina. Mr. Pike graduated from Emory University with a B.A. in History.
Daniel J. Sullivan, age 63, has been a director since 2007. Mr. Sullivan was the President and Chief Executive Officer of FedEx Ground Package Systems, Inc., a wholly owned subsidiary of FedEx Corporation, a position he maintained from 1998 until his retirement in 2006. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System, Inc. In 1995, he was the Chairman, President and Chief Executive Officer of Roadway Services, Inc. Mr. Sullivan is a graduate of Amherst College. He also is a director of Computer Task Group, Inc., GDS Express, Inc., and the Medical University of South Carolina Foundation, and is a commissioner on the Flight 93 National Memorial Federal Advisory Commission.
Louis F. Terhar, age 60, has been a director since 2006. Mr. Terhar, has been Managing Director for Strategic Planning Advisors LLC, a firm specializing in strategic planning advice and operational improvement strategies, since February 2005. From 2004 to 2005, he served as President and Chief Executive Officer of Integris Metals, Inc., a processor and distributor of metals. From 2002 to 2003, Mr. Terhar served as President and Chief Executive Officer of Indian Motorcycle Company, a manufacturer of cruiser motorcycles, which filed for liquidation under California law for the benefit of its creditors under the supervision of its stockholder in October 2003. From 1989 to 2001, Mr. Terhar served as Vice President of Operations for The David J. Joseph Company, as an Operations Staff Member for SHV Holdings N.V., as President and Chief Executive Officer of The David J. Joseph Company, and as President of the SHV North America/SHV Capital Ventures. Mr. Terhar holds a B.S. in General Engineering from the United States Naval Academy, an M.B.A. in Finance from Syracuse University, and an M.A. in Government from Harvard University.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

BOARD OF DIRECTORS INFORMATION
Board Meetings and Attendance
The Board of Directors held ten meetings during fiscal 2009. No current director attended fewer than 75% of the aggregate number of the meetings of the Board of Directors held while such director was a member of the Board and of all the committees on which he served during such period. Absent extenuating circumstances, our Board members are expected to attend our annual meeting of stockholders. All of our directors attended our 2008 Annual Meeting of Stockholders either in person or telephonically.
Director Independence
Our Board of Directors believes that a majority of the Board should consist of directors who are independent under both the applicable New York Stock Exchange rules and regulations, which we refer to as the NYSE rules, and the applicable SEC rules and regulations, which we refer to as the SEC rules.
The NYSE rules provide that a director does not qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The NYSE rules require a board of directors to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with a company and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, our Board has adopted our Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a director has a material relationship with us. Our Director Independence Standards are available on our website, http://www.pike.com, under “Investor Relations” and “Corporate Governance,” as an attachment to our Corporate Governance Guidelines.
In October 2009, the Board of Directors, with the assistance of the Nominating and Governance Committee, conducted an evaluation of director independence based on our Director Independence Standards. In connection with this review, the Board evaluated banking, commercial, charitable, consulting, family or other relationships with each director or immediate family member and their related interests and us and our subsidiaries, including those relationships described below under “Certain Relationships and Related Party Transactions.” As a result of this evaluation, the Board of Directors affirmatively determined that none of Messrs. Bayless, Helvey, Sullivan and Terhar had a relationship with Pike Electric other than in their capacity as directors and that each of them is an independent director under our Director Independence Standards, the NYSE rules and the SEC rules. In addition, the Board of Directors determined that Mr. Pike was not independent due to his employment with Pike Electric and that Messrs. Godfrey and Lindsay were not independent due to their relationships with Lindsay Goldberg and its affiliates.

Board Committees
The Board of Directors has the authority to appoint committees to perform certain management and administration functions and currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.
Audit Committee. The Audit Committee held four meetings in fiscal year 2009. The following directors are the current members of the Audit Committee: Helvey (Chairman), Bayless, Sullivan and Terhar. The Board of Directors has determined that all of the members of the Audit Committee are independent under our Director Independence Standards, the NYSE rules and the SEC rules. The Board of Directors has also determined that Mr. Helvey qualifies as an “audit committee financial expert” within the meaning of the SEC rules. The Audit Committee has responsibility for, among other things:
•
reviewing the performance of our independent registered public accounting firm and making recommendations to the Board of Directors regarding the appointment or termination of our independent registered public accounting firm;

•	considering and approving any non-audit services proposed to be performed by our independent registered public accounting firm;

•	reviewing and discussing with our independent registered public accounting firm our annual and quarterly financial statements and earnings releases;

•	overseeing our internal audit function and our compliance with legal and regulatory requirements; and

•	preparing the committee’s report for inclusion in our annual proxy statement.
Compensation Committee. The Compensation Committee met seven times during fiscal 2009. The following directors are the current members of the Compensation Committee: Terhar (Chairman), Bayless, Helvey and Sullivan. The Board of Directors has determined that all of the members of the Compensation Committee are independent under our Director Independence Standards and the NYSE rules. The Compensation Committee is responsible for, among other things:
•	reviewing key employee compensation policies, plans and programs;
•	monitoring performance and compensation of our executive officers and other key employees;
•	preparing recommendations and periodic reports to the Board of Directors concerning these matters; and
•	administering our incentive compensation programs.
Nominating and Governance Committee. The Nominating and Governance Committee held four meetings during fiscal 2009. The following directors are the current members of the Nominating and Governance Committee: Bayless (Chairman), Helvey, Sullivan and Terhar. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent under our Director Independence Standards and the NYSE rules. The Nominating and Governance Committee is responsible for, among other things:
•	administering the process for determining director nominees (as set forth below);
•	recommending persons to be selected by the Board of Directors as nominees for election as directors and to fill any vacancies on the Board of Directors;
•
considering and recommending to the Board of Directors qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board of Directors; and

•	considering and recommending to the Board of Directors other actions relating to corporate governance.

Executive Sessions of Non-Management Directors
Our Corporate Governance Guidelines provide that our non-management directors will meet in regularly scheduled executive sessions and, at least once annually, our independent directors will meet in an executive session. The independent members of our Board of Directors elected Mr. Sullivan as our lead independent director in fiscal 2009 and, as such, he will preside at the executive sessions of our non-management directors. Mr. Sullivan may be contacted via e-mail or telephone at the contact information provided on page 11 below under “Communications with Directors” or on our website, http://www.pike.com, under “Investor Relations” and “Corporate Governance.”
Director Nomination Process
The Nominating and Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and for recommending to the Board the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in the Corporate Governance Guidelines, which include considering:
•	a candidate’s roles and contributions to the business community;
•
a candidate’s personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•	a candidate’s relevant background and experience in matters such as business, technology, finance and accounting, marketing, government and the like; and
•	whether a candidate is free of conflicts and has the time required for preparation for and attendance at all meetings.
We, LGB Pike II LLC, an affiliate of Lindsay Goldberg, and certain other stockholders, including members of management, are parties to a stockholders agreement. The stockholders agreement provides that J. Eric Pike will have the right to occupy one seat on our Board of Directors so long as he is our chief executive officer and controls at least 1,321,965 shares of our common stock. So long as Mr. Pike has the right to a seat on the Board of Directors, LGB Pike II LLC and any affiliate of LGB Pike II LLC must vote in favor of the election of Mr. Pike to our Board of Directors. The selection of nominees for our Board of Directors is to be considered in light of the provisions of the stockholders agreement and our relationship with Lindsay Goldberg.
During the selection process, our Nominating and Governance Committee will seek inclusion and diversity within the Board of Directors and adhere to our policy of maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual preference or orientation, marital status or any other unlawful factor. The Nominating and Governance Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees.
Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least one year as of the date such recommendation is made. Such information should be sent to: Nominating and Governance Committee, c/o Corporate Secretary, Pike Electric Corporation, 100 Pike Way, Mount Airy, North Carolina 27030. Assuming that appropriate material addressing the criteria set forth above is provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for all other recommended candidates.

Communications with Directors
Our Board of Directors has established procedures for stockholders and other interested parties to communicate directly with our directors, including our non-management directors. In addition, under such procedures, any party who has concerns about our accounting, internal controls or auditing matters may contact the Audit Committee directly. Such communications may be confidential or anonymous and may be reported by mail or telephone to the following special address or telephone number, which are also published in the “Investor Relations” section of our website under “Corporate Governance,” or by e-mail via the confidential e-mail link in the “Corporate Governance” section of our website:
Board of Directors (or Audit Committee or name of individual director)
c/o Corporate Secretary
Pike Electric Corporation
100 Pike Way, P. O. Box 868
Mount Airy, North Carolina 27030
Telephone: 800-997-7718
All such communications are promptly reviewed before being forwarded to the addressee. Any concerns relating to accounting, internal controls, auditing matters or officer conduct are sent immediately to the chair of the Audit Committee. We generally will not forward to directors a stockholder communication that we determine to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.
Corporate Governance
Our Board of Directors has adopted written corporate governance policies, principles and guidelines, known as our Corporate Governance Guidelines. In addition, we have a written code of conduct which applies to our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code.
All of our corporate governance materials, including the charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are published on our website, http://www.pike.com, in the “Investor Relations” section under the heading “Corporate Governance.” These materials are also available in print to any stockholder upon request, by contacting us at: Investor Relations, Pike Electric Corporation, 100 Pike Way, P. O. Box 868, Mount Airy, NC 27030, or by telephone at (336) 719-4622. Any modifications to these corporate governance materials will be reflected on our website, and we intend to post any amendments or waivers to the Code of Ethics and Business Conduct (to the extent required to be disclosed pursuant to Form 8-K) at this location on our website.

DIRECTOR COMPENSATION
For fiscal 2009, our director compensation structure provided that all independent directors would receive the following: (i) an annual fee of $25,000, (ii) $1,000 for each Board meeting attended, (iii) $500 for each committee meeting attended, (iv) reimbursement of reasonable expenses incurred for attending board and committee meetings, and (v) $100,000 in shares of restricted stock upon initial election to the Board and upon each third anniversary thereafter for as long as the director continues to serve and $25,000 in shares of restricted stock for any year of director service in which a $100,000 grant is not made for as long as the director continues to serve, all of such grants vesting in equal amounts on the first three anniversaries of the grant date. In addition, the chair of the Audit Committee would receive an annual retainer of $15,000, the chairs of the Nominating and Governance Committee and the Compensation Committee each would receive an annual retainer of $10,000, and the lead independent director would receive $15,000. Directors who were not determined “independent” receive no compensation for serving as directors.
In August 2009, the Board of Directors adopted a new director compensation policy to be effective after the annual stockholders meeting on December 2, 2009. Under the new policy, each director who is considered “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual, will receive the following compensation for service on the board of directors: (i) an annual fee of $35,000, payable quarterly; (ii) $2,000 for each board meeting attended; (iii) $1,500 for each committee meeting attended; (iv) reimbursement of reasonable expenses incurred for attending board and committee meetings; and (v) $70,000 in shares of restricted stock upon election to the Board at the annual stockholders’ meeting, vesting in on the first anniversary of the grant date. In addition, the policy provides that the chair of the Audit Committee will receive an annual retainer of $15,000, the chairs of the Nominating and Governance Committee and the Compensation Committee each will receive an annual retainer of $10,000, and the lead independent director will receive an annual retainer of $20,000, and all retainers will be paid quarterly. Directors who are not determined “independent,” as defined above, by the Board will not receive compensation for serving as directors. In connection with the phase-in of the new director compensation policy to normalize the grant cycle among all independent directors, the Board approved one-time grants of restricted stock in the amount of $35,000 to each of Messrs. Helvey and Sullivan to be awarded at the 2009 annual stockholders meeting.
The following table sets forth information regarding the compensation paid to each of our directors for fiscal year 2009:

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)

Charles E. Bayless	47,500	49,991	97,491
Adam P. Godfrey (2)	—	—	—
James R. Helvey III	54,000	49,509	103,509
Robert Lindsay (2)	—	—	—
J. Eric Pike (2)	—	—	—
Daniel J. Sullivan	41,048	40,926	81,974
Louis F. Terhar	48,000	49,991	97,991

(1)
Represents the dollar amounts recognized by us for financial statement reporting purposes in fiscal year 2009 with respect to outstanding restricted stock awards. Amounts were computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“FAS 123R”), except that any estimates of forfeitures in accordance with FAS 123R have been disregarded. For additional information regarding the assumptions made in calculating these amounts, see pages 56, 57 and 58 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009. There were no forfeitures of restricted stock awards in fiscal year 2008.

For each director, the full grant date fair value for restricted stock awarded in fiscal year 2009 computed in accordance with FAS 123R and the aggregate number of shares of restricted common stock outstanding at June 30, 2009 was as follows:

	Grant Date Fair Value	Outstanding Stock Awards
	of Stock Awards ($)	at Fiscal Year End (#)
Charles E. Bayless	99,953	9,880
James R. Helvey III	99,995	7,014
Daniel J. Sullivan	24,990	4,798
Louis F. Terhar	99,953	9,880

(2)
Messrs. Godfrey, Lindsay and Pike were not determined independent by the Board for fiscal 2009 and consequently were not paid any compensation for their service as directors. See the “Outstanding Equity Awards at 2009 Fiscal Year End” table for the outstanding equity awards held by Mr. Pike as of June 30, 2009.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed the section below titled “Executive Compensation—Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement and the Annual Report on Form 10-K for the year ended June 30, 2009.
Submitted by the Compensation Committee of the Board of Directors.

Sincerely,

Louis F. Terhar, Chairman
Charles E. Bayless
James R. Helvey III
Daniel J. Sullivan
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2009, the Compensation Committee was comprised of Messrs. Terhar (Chairman), Bayless, Helvey and Sullivan. None of these persons has ever been an officer or employee of ours or any of our subsidiaries. During fiscal 2009, none of our executive officers served as a director or member of the compensation committee (or any other committee performing similar functions) of any other entity where one of such entity’s executive officers served on our Board of Directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
Our executive compensation programs are designed to further our goals of continued long-term success and creation of stockholder value. To this end, the primary objectives of our compensation policies are to:
•	Attract and retain executive officers of outstanding quality by offering competitive annual base salaries;
•	Reward the achievement of annual financial performance that our Board of Directors and management believe will lead to long-term growth in stockholder value;
•	Align executive officers’ interests with those of stockholders through equity awards; and
•
Reinforce our culture of teamwork, customer satisfaction and workforce safety and promote revenue growth, which our Board of Directors and management believe are essential to maintaining a competitive advantage in our industry.

To accomplish these objectives, our Compensation Committee reaffirmed the following compensation philosophy:
•	Position base salaries between the 50th and 75th percentiles of executive compensation market surveys approved by the Compensation Committee;
•
Position target awards for annual and long-term performance between the 50th and 75th percentiles of the approved compensation market surveys and of companies identified and approved by the Compensation Committee as representing a peer group for our company;

•	Position total cash compensation and total direct compensation at or above the 50th percentile of the approved compensation market surveys and the approved peer group; and
•
Obtain updated market information at least every two years from the Compensation Committee’s consultant for both executive compensation market surveys and peer group companies approved by the Compensation Committee.

Determining Executive Compensation
In fiscal 2008, the Compensation Committee engaged Aon Consulting to assist the committee in restructuring its compensation program to reflect the committee’s compensation philosophy and determining compensation under the program. The Compensation Committee directed that the compensation program should provide (i) market competitive compensation beyond base salaries, (ii) equity compensation to effect a strong alignment of the management team’s interests with those of stockholders and (iii) a meaningful annual incentive opportunity that encourages achievement of short-term financial goals and strategic objectives.
In September 2008, when determining the design and amount of compensation for the Company’s executive officers for fiscal 2009, the Compensation Committee reviewed market data and evaluated the competitiveness of pay levels for our executive officers. The committee based this review on a combination of executive compensation market surveys and publicly-available information for companies identified and approved by the Compensation Committee as representing a peer group for our company. Aon Consulting helped define the peer group, provided executive compensation data from the market surveys and from the peer group, reviewed and made recommendations for the overall compensation philosophy, and provided an evaluation of total cash and total direct compensation for the executive officers. The executive compensation market surveys and peer group selected are discussed in greater detail below. The surveys and peer group information and Aon Consulting’s analyses and findings based on the market surveys and information were provided to the Compensation Committee and used to evaluate compensation recommendations. The executive compensation market surveys and peer group information provided the Compensation Committee perspective on the amounts and components of compensation provided to executive officers at comparable companies.

In June and August 2009, when determining the amount of compensation for the Company’s executive officers for fiscal 2010, the Compensation Committee relied upon the executive compensation surveys and peer group information provided by Aon in September 2008, consistent with the Compensation’s Committee’s policy of having the market survey and peer group information updated at least every two years by its compensation consultant. In determining compensation for fiscal 2009, the Compensation Committee independently assessed the performance of our CEO, analyzed relevant competitive data (the executive compensation market surveys and peer group information) and determined the CEO’s compensation. For the other executive officers, our CEO provided the Compensation Committee his analysis of the executive officers’ performance and his compensation recommendations, which the Compensation Committee then considered along with the executive compensation surveys and the peer group information.
The Compensation Committee met in late June 2009 to determine base salaries and in late August 2009 to determine compensation under our annual incentive and long-term incentive programs. At the Compensation Committee’s request, Aon Consulting updated its base salary recommendation from the prior year by informing the Compensation Committee that executive officer salaries should increase approximately two percent. The Compensation Committee adjusted the base salaries of the executive officers an average of three percent. This average increase, while greater than the two percent recommended by Aon Consulting, was necessary to ensure that all executive officers’ base salaries fell near the 50th percentile, consistent with the Company’s compensation philosophy. The Compensation Committee did not update from last year the percentages of base salary used in determining the potential awards under the annual incentive program and the equity grants under the long-term incentive program.
Compensation Benchmarking
In making its compensation decisions, the Compensation Committee relies upon comparisons of our compensation programs and amounts relative to the compensation paid to similarly-situated executives. This approach ensures that our compensation programs and cost structure will allow us to remain competitive in our markets. Given the limited number of publicly-traded companies of comparable size in our industry, our Compensation Committee looks to published executive compensation market surveys to provide baseline information and then supplements this information with data from, and an analysis of, compensation practices for our peer group described below. The Compensation Committee believes that the peer group is representative of the sector in which we operate, and the group was chosen based on their relative size as measured by sales volume, industry space, number of employees, and the role and responsibilities of the companies’ executive officers.
The following three executive compensation market surveys were used in determining compensation for fiscal 2009 and 2010: (i) 2007 Mercer Executive Compensation report; (ii) 2007/2008 Watson Wyatt Industry Report on Top Management Compensation; and (iii) a proprietary and confidential survey of executive compensation comprised of companies of similar revenue size. The following companies were identified as members of the peer group for compensation review purposes for fiscal 2009 and 2010: Comfort Systems USA; Dycom Industries, Inc.; Granite Construction; Insituform Technologies, Inc.; Integrated Electrical Services; Mastec Inc.; Quanta Services, Inc.; Tetra Tech, Inc.; Watts Water Technologies; and Willbros Group Inc.

The Compensation Committee initially targeted the aggregate value of total compensation for our executive officer positions between the 50th and 75th percentile of the total compensation for such positions in the three compensation surveys. The committee believes this target level of total compensation opportunity is necessary to attract and retain executive officers with the necessary experience and skills for a company of our size and scope. The Compensation Committee then adjusted these compensation amounts after reviewing the peer group data and, once finalized, all total compensation amounts for our executive officers remained between the 50th and 75th percentile of the compensation amounts for their positions in the executive compensation surveys. The actual target compensation for each individual executive may be higher or lower than the targeted market position based on factors such as individual skills, experience, contribution and performance, internal equity and other factors that the Compensation Committee deems relevant for an individual executive. In addition, actual compensation results (e.g., amounts earned and paid each year) may be higher or lower than the targeted amounts based on corporate and individual performance. For fiscal 2009, actual compensation paid to our executive officers resulted in their pay being positioned to the competitive labor market data as shown in the following table.
Pike Named Executive Officers’ Actual Compensation vs. Utilized Market Data(1)

	Pike Compensation as a Percent of:
	Published Survey Data		Peer Group Data(2)
Compensation Element	50th Percentile	75th Percentile	50th Percentile	75th Percentile
Base Salary	98.5%	80.4%	130.5%	95.3%
Total Cash Compensation(3)	59.9%	42.6%	98.3%	66.6%
Total Direct Compensation(4)	82.3%	48.3%	99.0%	83.3%

(1)	Includes CEO, CFO and the three other named executive officers, where data is from Aon Consulting study performed in September 2008.

(2)	Based on regression analysis of pay versus company revenues for most recent fiscal year at time of study.

(3)	Represents the sum of salary and bonus for fiscal 2009.

(4)	Represents the sum of fiscal 2009 total cash compensation plus present value of long-term incentive awards.
Elements of Compensation
There are three major elements that comprise our compensation program, which in the aggregate constitute total direct compensation to an executive:
•	base salary;
•	annual cash incentive opportunities; and
•	long-term incentive compensation in the form of stock options and restricted stock units.
We believe the use of these elements provides an appropriate balance between rewarding performance, both short and long-term, and encouraging retention.

Base Salary. We believe competitive base salaries are an essential element of an effective compensation program. The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in similar activities and with other businesses of comparable size, and scope that compete with us for executive talent. To retain and attract the level of talent necessary for our Company to succeed, the Compensation Committee expects that the base salaries should be between the 50th and 75th percentiles of the range of base salaries for comparable positions when compared to the executive compensation market surveys and our peer group.
Our Compensation Committee reviews the salaries of our executive officers annually and retains the discretion to make adjustments based upon changes in an executive’s performance or job description or the general market in which we operate. The salaries paid to the executive officers in fiscal 2009 are shown in the Summary Compensation Table. At the completion of fiscal 2009, the Compensation Committee authorized salary changes for our executive officers, such that their current base salaries are as follows: Mr. Pike — $795,600; Mr. Slater — $433,500; Mr. Simmons - $457,666; Mr. Fox — $367,169; and Mr. Benfield — $380,963.
Annual Incentive Program. The Compensation Committee adopted an annual cash incentive plan in September 2008 for officers to encourage and reward achievement of short-term business goals and to assist in attracting and retaining officers by offering an opportunity to earn a competitive level of compensation. Annual cash incentive targets are set as a percentage of base salary, determined by the Compensation Committee based on its views of the scope of the job and market data. We anticipate incentive targets and ranges will be set in August or September of each fiscal year. Specific performance criteria weighting and target amounts for the awards also will be set at this time.
The criteria adopted for payment of the executive officers’ awards are as follows:

Criteria	Rationale
Earnings Per Share (“EPS”)	Focuses executives on improving financial performance on an annual basis.
Company-wide safety measured by the OSHA recordable incident rate for the fiscal year (“Safety Rate”)	Workforce safety is a very high priority for the company and impacts not only the health and welfare of our employees but is continuously monitored and evaluated by our customers.
Individual achievement of three specified personal goals (“Personal Goals”)	Provides financial reward for achievement of strategic initiatives and high priority projects assigned to specific individuals.
The weighting of these factors may vary from year to year, although the Compensation Committee generally expects EPS to be the primary goal. In that regard, no awards will be earned for a fiscal year regardless of the achievement of Safety Rate goal or Personal Goals unless the threshold level of EPS is achieved for that fiscal year. For fiscal 2009, the weightings were 60% EPS, 20% Safety Rate and 20% Personal Goals. For fiscal 2010, the Compensation Committee decided to put slightly more focus on achievement of the Safety Rate goal, and established the weightings as 60% EPS, 25% Safety Rate and 15% Personal Goals. The Compensation Committee believes this balanced mix of performance measures is an effective motivator because they are easy for our executives to track and understand and they correlate directly with the historical success factors of the Company in any given year.
Each executive officer is assigned a target award based on a percentage of base salary, a threshold level at which 50% of the executive’s target award is earned and below which no amounts would be payable, and a maximum award representing 150% of such executive’s target award. Payouts are determined on a linear basis for achievement between threshold and target and between target and maximum award levels. The Compensation Committee believes the bonus targets and criteria are established at levels that are achievable but require a sustained level of high performance in areas important to the Company’s continued success and growth. The Compensation Committee approved the following target awards for our executive officers for fiscal 2010: Mr. Pike — $596,700; Mr. Slater — $238,425; Mr. Simmons — $274,600; Mr. Fox - $183,585; and Mr. Benfield — $190,482.

The following chart shows the targets and, for EPS and Safety Rate, the level of actual achievement for fiscal 2009:

	EPS		Safety Rate		Personal Goals
	(60%)		(20%)		(# attained)
Payout Level	Target	Actual	Target	Actual	(20%)
Threshold (50% Payout)	$0.65	—	5.0	4.87	1
Target (100% Payout)	$0.775	—	4.25	—	2
Maximum (150% Payout)	$0.815	$0.94	3.5	—	3
Even though awards were earned based on EPS and Safety Goal achievement for fiscal 2009, in February 2009 our executive officers voluntarily waived their right to any fiscal 2009 annual incentive awards in light of the difficult economic conditions facing the Company and general market pressure in its industry. As a result, achievement of Personal Goals for fiscal 2009 was not considered by the committee.
Long-Term Incentive Compensation. A critical component of our compensation philosophy is providing equity incentives to our employees to align their interests with those of our stockholders. The long-term incentive compensation program is also designed to encourage officers to remain employed with us. We maintain both the 2005 and 2008 Omnibus Incentive Compensation Plans under which we may grant equity awards.
In September 2008, our Compensation Committee approved awarding long-term equity incentive compensation through awards of stock options and restricted stock that vest over multiple years. The Compensation Committee determined that awards to eligible officers, including executive officers, will be made on an annual basis at the beginning of the fiscal year, generally in August or September at the same time the annual incentive program targets and award amounts are established. The Compensation Committee believes that stock options provide our officers with an incentive for future financial performance since these options will not be of value to our executives unless we continue to achieve our strategic goals and cause our stock price to increase. The Compensation Committee believes restricted stock awards and restricted stock units with time-based vesting provide a reasonable incentive for our officers to perform, an opportunity for officers’ interests to be aligned with stockholders upon grant of the award, and an effective employment retention tool.
For fiscal 2009 and fiscal 2010, the Compensation Committee authorized awards for our officers, including the executive officers, of stock options. Additionally, the Compensation Committee awarded our officers, including our executive officers, shares of restricted common stock for fiscal 2009 and, restricted stock units for fiscal 2010. Each of these awards vests in equal amounts over a three year period commencing on the date of grant.

The Compensation Committee sets the long-term incentive award level based on a percentage of base salary determined by the committee taking into the account the goal of positioning total direct compensation opportunities between the 50th and 75th percentiles of the market survey data and peer group information. In order to create greater focus on alignment of interests with stockholders, the committee sets the dollar amount for the long-term awards for each executive officer at a higher level than the dollar amount of the target annual incentive award for such executive. The Compensation Committee approved the following target awards for our executive officers for fiscal 2010: Mr. Pike — $1,193,400; Mr. Slater — $359,805; Mr. Simmons — $411,899; Mr. Fox — $275,377; and Mr. Benfield — $228,578. These amounts were awarded to each executive 50% in restricted stock units and 50% in stock options (the portion in stock options being determined using a Black-Scholes stock option valuation methodology). The table below summarizes the number of restricted stock units and stock options awarded to our executive officers in August 2009, where shares of restricted stock were valued on the date of award approval and the stock options were priced on the first business day of the month immediately following the date of award approval pursuant to our equity award policy:

Executive	Restricted Stock Units (#)	Stock Options (#)
J. Eric Pike	55,818	112,917
Anthony K. Slater	16,829	34,044
Audie G. Simmons	19,265	38,973
James R. Fox	12,880	26,056
James Benfield	10,691	21,628
Benefits and Perquisites
We provide our officers, including the executive officers, with benefits and perquisites that are reasonable, competitive and consistent with our compensation objectives of attracting and retaining key executives and managers who are critical to our future success.
Company-Wide Benefits. Our officers, including the executive officers, are eligible to participate in our group insurance program, which includes group health, dental, vision, life and long-term disability insurance on the same basis as our other employees. Other benefits include a 401(k) plan, an employee stock purchase plan, paid holidays and paid vacations.
Medical Insurance. Our officers, including the executive officers, participate in a medical expense reimbursement plan which provides up to $7,500 per annum to cover healthcare expenses.
Retirement. We have an informal retirement policy such that, upon the retirement of an officer who is at least 55 years of age and has been an employee for 10 years or more, the officer will be entitled to receive (a) the Company vehicle used by the officer at the time of retirement or the cash value of such vehicle and (b) continued medical and dental coverage for the officer and his dependents until the earlier of (i) attaining 65 years of age, (ii) becoming eligible for Medicare or (iii) becoming eligible for another health insurance program.
Life and Disability Insurance. We provide our officers, including our executive officers, (i) basic life insurance with a death benefit of two times current base salary capped at $750,000 and supplemental life insurance with a death benefit of one times current base salary capped at $750,000, (ii) accidental death and dismemberment insurance with a death benefit of two times current base salary capped at $750,000, (iii) disability benefits which include 100% of salary for the first six months and 65% of salary through age 65.
Other Benefits. Our officers, including the executive officers, each are provided with a company vehicle and fuel. In accordance with Mr. Pike’s employment agreement, he is eligible for up to fifty hours of personal use of company aircraft per year so long as this use does not interfere with the normal business use of the aircraft. We also provide tax gross-up payments to our executives in order to compensate them for taxes which may be imposed based upon their receipt of these benefits and perquisites other than Mr. Pike’s personal use of company aircraft.
The Compensation Committee reviews and approves all perquisites paid to our executive officers.

Agreements with Executives
We have entered into employment agreements and long-term equity agreements with each of our executive officers. The employment agreements provide each executive officer with an annual base salary, the opportunity for annual incentive compensation, and certain other benefits and employment terms.
Payments and Benefits Upon Termination or Change in Control
We do not have any change in control agreements with our executive officers. However, the employment agreements of each of our executive officers provide for severance payments and benefit continuation in the event of termination of employment under certain circumstances. The intent of the program is to attract key executives to the Company as well as assure the services of key executives and the continuity of the company’s operations during periods of uncertainty associated with potential changes in control. The Compensation Committee evaluated both the need and amounts of severance payment and benefits to ensure they achieve our overall compensation objectives.  This evaluation included a review, by the Compensation Committee’s compensation consultant, of current best practices with respect to the length of severance periods. The potential severance payments are in keeping with the Company’s overall compensation philosophy of providing total compensation and benefits that are competitive with the 50th to 75th percentile of such benefits in the labor market and that are designed with the objective of protecting shareholder interests. The Compensation Committee determined that the severance periods and amounts contained in the employment agreements for our executive officers are consistent with those offered to similarly situated executives and necessary to achieve our overall compensation objectives.
Mr. Pike’s employment agreement provides that, if his employment is terminated by us without Cause or by him for Good Reason (as such terms are defined in his employment agreement), Mr. Pike will be entitled to receive two years of his then current annual base salary and the continuation for two years of health and welfare benefits that he was receiving as of the last day of his employment. In addition, all unvested stock options and restricted stock then held by Mr. Pike will automatically become vested and exercisable if his employment is terminated by us without Cause, by him for Good Reason or due to his death, Disability (as defined in his employment agreement) or legal incapacity. The foregoing severance benefits are subject to Mr. Pike abiding by the confidentiality, non-disclosure, non-solicitation and non-competition provisions of his employment agreement.
Under the terms of the employment agreements with our executive officers other than Mr. Pike, if any such executive is terminated for any reason other than death, Disability or Cause or if such executive resigns for Good Reason (as each such term is defined in the relevant employment agreement), he will be entitled to (a) cash severance payments equal to 12 months of his annual base salary at the time of termination, payable in equal monthly installments, or, at the discretion of the Board of Directors in a lump sum and (b) continuation of his health and welfare benefits for a period equal to the lesser of (i) 12 months or (ii) the period ending on the date he first becomes entitled to health insurance benefits under any plan maintained by any person for whom he provides services as an employee or otherwise. The foregoing severance benefits are subject to such executive entering into and not revoking a release of claims in favor of us and abiding by the non-competition provisions of the agreement.
Although we do not have change-in-control agreements with our executives, our 2005 Omnibus Incentive Compensation Plan and our 2008 Omnibus Incentive Compensation Plan contain provisions that trigger upon a “change in control” as defined in such plans, where any outstanding awards granted (e.g., options, restricted stock, restricted stock units) then held by participants will automatically be deemed exercisable and vested without restriction immediately prior to such change of control, and all performance units and cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been obtained.

Policy Regarding Timing of Equity Grants
Executives derive value from their options based on the appreciation in the value of the underlying shares of our common stock. We set the exercise or base price as the average of the intraday high and low prices of our common stock on the NYSE on the date the awards are granted. In addition, we have a policy of granting options on the first business day of the month immediately following the date of award approval. We do not coordinate the timing of awards with the release of material non-public information.
Tax Considerations
Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Compensation Committee carefully considers the impact of Section 162(m) in designing compensation programs for, and in making compensation decisions affecting, our Section 162(m) covered executives. Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m). In fiscal 2009, Mr. Pike had approximately $81,694 of compensation that was not deductible by the Company.

EXECUTIVE COMPENSATION
Summary of Compensation and Grants of Plan-Based Awards
The following table sets forth certain compensation information for the fiscal years ended June 30, 2009, 2008 and 2007, concerning our Chief Executive Officer, Chief Financial Officer and our three other executive officers for fiscal 2009, whom we refer to as the “NEOs.”
Summary Compensation Table

			Stock	Option	All Other
Name and	Fiscal	Salary	Awards	Awards	Compensation	Total
Principal Position	Year	($)	($)(1)(2)	($)(2)(3)	($)(4)	($)

J. Eric Pike	2009	780,000	599,495	655,138	78,960	2,113,593
Chairman and CEO (5)	2008	749,996	450,439	727,815	92,497	2,020,747
	2007	750,000	449,892	834,191	72,027	2,106,110

Anthony K. Slater	2009	368,572	90,471	194,980	28,339	682,362
Chief Financial Officer	2008	341,250	43,375	120,215	30,275	535,115
and Executive Vice President	2007	298,656	34,813	85,540	25,527	444,536

Audie G. Simmons	2009	444,336	93,957	162,111	35,057	735,461
Executive Vice President	2008	423,178	42,931	151,703	32,977	650,789
of Operations	2007	404,052	34,074	115,079	11,065	564,270

James R. Fox	2009	344,760	48,439	76,999	44,592	514,790
General Counsel, Vice	2008	331,500	15,404	44,819	30,994	422,717
President and Secretary	2007	243,750	11,069	29,565	15,525	299,909

James T. Benfield	2009	366,311	53,975	98,191	30,909	549,386
Senior Vice President	2008	348,868	27,829	93,579	24,741	495,017
of Operations	2007	335,452	25,224	85,474	30,157	476,307

(1)
Represent the amounts recognized by us for financial statement reporting purposes for each fiscal year with respect to restricted stock awards. Amounts were computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“FAS 123R”), except that any estimates of forfeitures in accordance with FAS 123R have been disregarded. For additional information regarding the assumptions made in calculating these amounts, see pages 56, 57 and 58 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, pages 49 and 50 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and pages 52 and 53 of Annual Report on Form 10-K for the fiscal year ended June 30, 2007. There were no forfeitures of restricted stock awards for the NEOs in any of the fiscal years presented.

(2)
The SEC disclosure rules require that we include in the Summary Compensation Table as compensation for a fiscal year the value of restricted stock and stock option awards expensed in such fiscal year, which includes awards made in previous years.

(3)
Represent the amounts recognized by us for financial statement reporting purposes for each such fiscal year with respect to option awards. Amounts were computed in accordance with FAS 123R, except that any estimates of forfeitures in accordance with FAS 123R have been disregarded. For additional information regarding the assumptions made in calculating these amounts, see pages 56, 57 and 58 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, pages 49 and 50 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and pages 52 and 53 of Annual Report on Form 10-K for the fiscal year ended June 30, 2007. There were no forfeitures of option awards for the NEOs in any of the fiscal years presented.

(4)	For fiscal 2009, the following table lists all amounts included in the “All Other Compensation” column:

	Personal	Personal	Tax
	Use of	Use of	Reimbur-		401(k)
	Company	Company	sement	Health	Contrib-	Unused
	Aircraft	Vehicle	Payments	Insurance	utions	Vacation	Total
Name	($)	($)	($)	($)	($)	($)	($)

J. Eric Pike	49,300	13,034	8,621	6,505	1,500	—	78,960

Anthony K. Slater	—	9,681	6,403	6,505	5,750	—	28,339

Audie G. Simmons	—	4,225	2,794	6,505	4,443	17,090	35,057

James R. Fox	—	10,953	7,244	6,505	—	19,890	44,592

James T. Benfield	—	7,218	4,774	6,505	4,663	7,749	30,909
For fiscal 2009, personal use of our aircraft was calculated based on aggregate incremental cost to us for each hour of personal aircraft usage. The incremental costs include fuel, repair costs, parking and runway fees and other similar variable costs. Personal use of company vehicle represents the approximate cost to us of ownership, maintenance, insurance and fuel for the executive’s vehicle. Tax reimbursement payments represent the approximate cost to us for tax gross-up payments to the executives in connection with their personal use of company vehicles. Health insurance represents the premium payable by us for such executive’s participation in a medical expense reimbursement plan. Unused vacation hours may be rolled into the next year or converted to cash compensation in an amount equal to the number of unused vacation hours multiplied times the employee’s current rate of pay.

(5)	Mr. Pike is a member and chairman of our Board of Directors but does not receive compensation for his service on the Board.

The following table sets forth certain information with respect to any grant of awards to our NEOs during the fiscal year ended June 30, 2009.
Grants of Plan-Based Awards for the 2009 Fiscal Year

					All Other
					Stock
					Awards:		All Other Option			Grant Date
		Estimated Future			Number of		Awards: Number	Exercise or	Closing Market	Fair Value of
		Payouts Under Non-Equity			Shares		of Securities	Base Price of	Price of Security	Stock and
		Incentive Plan Awards			of Stock		Underlying	Option	on Date of	Option
	Grant	Threshold	Target	Maximum	or Units		Options	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)		(#)(1)	($/Sh)	($)(2)	($)(3)
J. Eric Pike	07/01/2008	—	—	—	15,015		—	—	—	250,000
	9/24/2008	—	—	—	36,955	(4)	—	—	—	584,998
	10/1/2008	—	—	—	—		98,475	14.25	13.89	585,004

Anthony K. Slater	9/24/2008	—	—	—	9,394	(4)	—	—	—	148,707
	10/1/2008	—	—	—	—		25,031	14.25	13.89	148,700
	4/29/2009	—	—	—	15,000	(4)	—	—	—	157,575

Audie G. Simmons	9/24/2008	—	—	—	12,631	(4)	—	—	—	199,949
	10/1/2008	—	—	—	—		33,658	14.25	13.89	199,950

James R. Fox	9/24/2008	—	—	—	8,167	(4)	—	—	—	129,284
	10/1/2008	—	—	—	—		21,763	14.25	13.89	129,286

James T. Benfield	10/13/2008	—	—	—	11,495	(4)	—	—	—	109,892
	11/3/2008	—	—	—	—		30,076	8.81	8.74	109,889

(1)
Amounts set forth in this column reflect grants of options under our 2008 Omnibus Incentive Compensation Plan. These option grants vest in equal installments on the first, second and third anniversary of the grant date.

(2)
In accordance with SEC rules, we have included this additional column because the exercise price of options we award is based on the mean between the highest and lowest prices at which our common stock was sold on the date of grant rather than the closing price on the date of grant. See “— Compensation Plans” for additional information.

(3)
Amounts set forth in this column represent the grant date fair value of stock awards and option awards computed in accordance with FAS 123R except that any estimate of forfeitures have been disregarded. For additional information regarding the assumptions made in the valuation of these awards, see pages 56, 57 and 58 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

(4)	This amount reflects a grant of restricted stock under our 2005 Omnibus Incentive Compensation Plan which vests in equal installments on the first, second and third anniversary of the grant date.

Outstanding Equity Awards
The following table sets forth certain information with respect to our NEOs’ outstanding equity awards at June 30, 2009.
Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares		Shares or
	Underlying	Underlying				or Units of		Units of
	Unexercised	Unexercised		Option		Stock that		Stock That
	Options	Options		Exercise	Option	Have Not		Have
	(#)	(#)		Price	Expiration	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)

J. Eric Pike	424,217	—		3.80	4/18/2012	—		—
	343,746	—		6.51	10/21/2014	—		—
	257,142	171,429	(2)	14.00	7/27/2015	—		—
	27,159	—		18.41	11/1/2016	—		—
	—	98,475	(3)	14.25	10/1/2018	—		—
	—	—		—	—	71,429	(4)	860,719
	—	—		—	—	36,955	(5)	445,308

Anthony K. Slater	12,000	18,000	(6)	18.18	8/1/2016	—		—
	—	—		—	—	5,000	(7)	60,250
	12,000	18,000	(8)	18.41	11/1/2016	—		—
	6,666	3,334	(9)	18.41	11/1/2016	—		—
	—	—		—	—	2,000	(10)	24,100
	—	—		—	—	5,000	(11)	60,250
	6,666	13,334	(12)	16.16	5/1/2018	—		—
	—	25,031	(13)	14.25	10/1/2018	—		—
	—	—		—	—	9,394	(14)	113,198
	—	—		—	—	15,000	(15)	180,750

Audie G. Simmons	231,378	—		3.80	4/18/2012	—		—
	61,904	—		6.51	10/21/2014	—		—
	23,214	15,476	(16)	14.00	7/27/2015	—		—
	—	—		—	—	6,449	(17)	77,710
	6,666	3,334	(18)	18.41	11/1/2016	—		—
	—	—		—	—	2,000	(19)	24,100
	—	—		—	—	5,000	(20)	60,250
	12,000	18,000	(21)	15.70	12/1/2016	—		—
	—	—		—	—	12,631	(22)	152,204
	—	33,658	(23)	14.25	10/1/2018	—		—

James R. Fox	—	—		—	—	5,000	(24)	60,250
	12,000	18,000	(25)	18.41	11/1/2016	—		—
	—	—		—	—	8,167	(26)	98,412
	—	21,763	(27)	14.25	10/1/2018	—		—

James T. Benfield	89,977	—		3.80	4/18/2012	—		—
	61,904	—		6.51	10/21/2014	—		—
	23,214	15,476	(28)	14.00	7/27/2015	—		—
	6,666	3,334	(29)	18.41	11/01/2016	—		—
	—	30,076	(30)	8.81	11/03/2018	—		—
	—	—		—	—	6,449	(31)	77,710
	—	—		—	—	2,000	(32)	24,100
	—	—		—	—	11,495	(33)	138,515

(1)
The amounts set forth in this column were calculated by multiplying the closing market price of the Company’s Common Stock on June 30, 2009 ($12.05) by the number of shares, units or other rights held on such date.

(2)	These options vest in equal annual installments from July 27, 2009 to July 27, 2010.

(3)	These options vest in equal annual installments from October 1, 2009 to October 1, 2011.

(4)	These restricted shares vest in their entirety on July 27, 2010.

(5)	These restricted shares vest in equal annual installments from September 24, 2009 to September 24, 2011.

(6)	These options vest in equal annual installments from August 1, 2009 to August 1, 2011.

(7)	These restricted shares vest in their entirety on August 1, 2011.

(8)	These options vest in equal annual installments from November 1, 2009 to November 1, 2011.

(9)	These options vest in their entirety on November 1, 2009.

(10)	These restricted shares vested in their entirety on October 4, 2009.

(11)	These restricted shares vest in their entirety on October 10, 2011.

(12)	These options vest in equal annual installments from May 1, 2010 to May 1, 2011.

(13)	These options vest in equal annual installments from October 1, 2009 to October 1, 2011.

(14)	These restricted shares vest in equal annual installments from September 24, 2009 to September 24, 2011.

(15)	These restricted shares vest in equal annual installments from April 29, 2010 to April 29, 2012.

(16)	These options vest in equal annual installments from July 27, 2009 to July 27, 2010.

(17)	These restricted shares vest in their entirety on July 27, 2010.

(18)	These options vest in their entirety on November 1, 2009.

(19)	These restricted shares vested in their entirety on October 4, 2009.

(20)	These restricted shares vest in their entirety on November 27, 2011.

(21)	These options vest in equal annual installments from December 1, 2009 to December 1, 2011.

(22)	These restricted shares vest in equal annual installments from September 24, 2009 to September 24, 2011.

(23)	These options vest in equal annual installments from October 1, 2009 to October 1, 2011.

(24)	These restricted shares vest in their entirety on October 10, 2011.

(25)	These options vest in equal annual installments from November 1, 2009 to November 1, 2011.

(26)	These restricted shares vest in equal annual installments from September 24, 2009 to September 24, 2011.

(27)	These options vest in equal annual installments from October 1, 2009 to October 1, 2011.

(28)	These options vest in equal annual installments from July 27, 2009 to July 27, 2010.

(29)	These options vest in their entirety on November 1, 2009.

(30)	These options vest in equal annual installments from November 1, 2009 to November 1, 2011.

(31)	These restricted shares vest in their entirety on July 27, 2010.

(32)	These restricted shares vested in their entirety on October 4, 2009.

(33)	These restricted shares vest in equal annual installments from October 13, to 2009 October 13, 2011.

Executive Officers of the Company
We had five executive officers during the fiscal year ended June 30, 2009. Certain information with respect to each such executive officer is set forth below:
J. Eric Pike. Mr. Pike, age 41, has served as President since 1998, Chief Executive Officer since 2002 and Chairman since July 2005. Additional information about Mr. Pike can be found above under “Election of Directors — Nominees for Election of Directors.”
Anthony K. Slater. Mr. Slater, age 39, has been Chief Financial Officer since August 2006 and Executive Vice President since May 2009. Mr. Slater is responsible for financial reporting and the supervision of all finance and accounting functions, corporate planning, and mergers and acquisitions. Prior to assuming this position, Mr. Slater served as our Vice President of Finance beginning in February 2006. Mr. Slater served as the Chief Financial Officer of Universal Solutions International, Inc., a provider of supply chain analysis and reverse logistic services, from January 2005 to December 2005 and as Vice President of Finance and Accounting as well as Secretary from July 2003 until December 2004. Prior to joining Universal Solutions, he served as Vice President of Accounting and Financial Reporting for Konover Property Trust Inc., a self-administered REIT, from 1999 to 2002. Mr. Slater graduated from North Carolina State University with a B.A. in Accounting and also is a certified public accountant.
Audie G. Simmons. Mr. Simmons, age 53, has been our Executive Vice President of Operations since October 2008 and serves as the Company’s principal operating officer. Mr. Simmons has over 25 years of operational experience with the Company, including serving as the Company’s Senior Vice President of Operations from November 2006 until November 2008 and as Vice President of Fleet and Operations immediately prior to becoming Senior Vice President of Operations.
James R. Fox. Mr. Fox, age 63, has been our General Counsel, Corporate Secretary and Vice President of Risk Management since October 2006. His responsibilities include managing all legal matters as well as overseeing its human resources and risk management functions. Mr. Fox was previously a partner with Howrey & Simon in Washington, D.C. and Bell, Davis & Pitt in Winston Salem, North Carolina, where he spent over thirty years practicing in the areas of commercial and securities litigation, arbitration and mediation, and general business law. Mr. Fox received a B.A. in History from Duke University and his J.D. from the Duke University School of Law, where he was a member of the Editorial Board of the Duke Law Journal.
James T. Benfield. Mr. Benfield, age 47, has been our Senior Vice President of Operations since November 2008 and is responsible for the supervision of the Company’s powerline construction operations. He joined the company in 1985 as a project manager and has progressed through the Company’s management since. Prior to his current position, Mr. Benfield served as a regional vice president of operations in several of the company’s operating regions. Mr. Benfield received a B.S. in Electrical Engineering from North Carolina State University.
Employment and Other Agreements
The following is a summary of certain compensation agreements that we have with, and certain plans that we maintain for, our executive officers, including the NEOs, and other material information necessary to an understanding of the Summary Compensation Table and Grants of Plan-Based Awards table above.
J. Eric Pike
Mr. Pike entered into an amended and restated employment agreement with us on September 24, 2008, as amended on May 1, 2009. The employment agreement provides for an initial one-year employment term commencing July 1, 2008, after which the agreement automatically extends for additional one-year periods, subject to both Mr. Pike’s and our right to terminate the agreement upon at least 60 days written notice prior to the expiration of each such term.

The employment agreement provides a base annual salary of $780,000, which may be adjusted up but not down by the Compensation Committee. In addition to his base salary, Mr. Pike will be eligible to receive an annual incentive opportunity and to participate in our long-term incentive plan on such terms and conditions and in such amounts as adopted and approved by our Compensation Committee. The employment agreement also provides Mr. Pike the ability to use the company aircraft for up to 50 flight hours per year for personal use.
Under the terms of the employment agreement, if Mr. Pike’s employment is terminated by us without Cause or by Mr. Pike for Good Reason (as such terms are defined below), Mr. Pike will be entitled to receive two years of his then current annual base salary and the continuation for two years of the health, life, disability and other benefits that he was receiving as of the last day of his employment. If Mr. Pike’s employment is terminated by us without Cause or due to his death, Disability (as defined in the employment agreement) or legal incapacity or by him for Good Reason, all unvested equity compensation awards then held by Mr. Pike or his estate will automatically become vested and exercisable. If Mr. Pike’s employment is terminated for any other reason, Mr. Pike will be entitled to receive only earned but unpaid benefits. In addition, the employment agreement prohibits Mr. Pike from soliciting employees, customers and suppliers of the Company for 24 months after termination of his employment, as well as from engaging in certain activities that are competitive with us and our business for a period of five years after the termination of his employment.
As defined in Mr. Pike’s employment agreement, “Cause” means Mr. Pike is either (a) convicted of a felony involving moral turpitude or (b) guilty of gross neglect or willful misconduct in carrying out his duties, resulting in material harm to us, unless he believed in good faith he acted in our best interests; provided, that, with respect to (b) above, Mr. Pike will have a 30-day cure period to eliminate the circumstances that are claimed to constitute Cause unless such circumstances are not capable of being cured. Mr. Pike may terminate his employment for “Good Reason” if (i) he is assigned duties or responsibilities that are inconsistent with his position as President and Chief Executive Officer, (ii) he suffers a reduction in, or material, adverse interference with, the authorities and duties associated with his position, (iii) the duties of his position change in a materially adverse manner from those at the date his employment agreement was executed or (iv) he is required to relocate to an employment location that is more than 50 miles from his employment location on the execution date of his employment agreement; provided, that we will have a 30-day cure period to eliminate the circumstances that are claimed to constitute Good Reason unless such circumstances are not capable of being cured.
If Mr. Pike becomes subject to excise taxes under Section 4999 of the Internal Revenue Code, we will make a tax gross-up payment to him in an amount sufficient to cover such excise taxes and any interest or penalties thereon. However, if such excise taxes would not be applicable if the value of his payments and benefits were reduced by 5%, Mr. Pike will forfeit the amount of such payments and benefits necessary to avoid incurring such excise taxes and we will not have an obligation to provide a tax gross-up payment in connection therewith. If required to forfeit a portion of the payments and benefits, Mr. Pike would choose the particular payments and benefits to be reduced.
We may terminate Mr. Pike’s employment due to Disability or legal incapacity if, based upon independent medical advice, the Board of Directors determines that due to physical or mental illness Mr. Pike is unable to perform his customary duties for (a) 120 consecutive business days, if he fails to return to his duties within five days of written notice of the end of that 120-day period, or (b) 130 business days in any 12-month period. In any such event, Mr. Pike is entitled to a continuation of his base salary and other benefits during the 120-day or 130-day period, in addition to the acceleration of any unvested equity compensation awards at such time, as noted above.

Mr. Pike is subject to a non-solicitation provision for 24 months after termination of his employment, as well as a confidentiality provision. In addition, Mr. Pike has agreed to refrain from engaging in certain activities that are competitive with us and our business for a period of five years after the termination of his employment. Mr. Pike is entitled to indemnification in his position to the fullest extent permitted by the laws of Delaware.
The following table sets forth the amounts payable to Mr. Pike upon termination of his employment or a “change in control” as defined below in the 2005 Omnibus Incentive Compensation Plan or 2008 Omnibus Incentive Compensation Plan.

			Termination
			without Cause
	Termination	Termination	or for Good	Termination		Change-
	for Cause or	without Cause	Reason	due to	Termination	in-Control
Benefits and Payments	without Good	or for Good	following a	Disability or	due to	(No
Upon Termination	Reason	Reason	Change-in-Control	Incapacity (1)	Death (1)	Termination)
Compensation:
Base Salary (2)	$—	$1,560,000	$1,560,000	$—	$—	$—
Unvested Stock Options (3)	—	—	—	—	—	—
Restricted Stock (4)	—	1,306,027	1,306,027	1,306,027	1,306,027	1,306,027
Annual Cash Incentive (5)	—	—	—	—	—	596,700
Benefits:
Health Insurance (6)	—	35,592	35,592	—	—	—
Excise Tax Gross-up(7)	—	—	—	—	—	—
Life Insurance (8)	—	—	—	—	1,500,000	—
Accidental Death and Dismemberment (9)	—	—	—	750,000	750,000	—
Short-Term Disability Coverage	—	—	—	390,000	—	—
Long-Term Disability Coverage (10)	—	—	—	11,148,600	—	—

Total:	$—	$2,901,619	$2,901,619	$13,594,627	$3,556,027	$1,902,727

(1)	Pursuant to the terms of Mr. Pike’s employment agreement, all unvested stock options and restricted stock will vest upon his death, Disability or legal incapacity.

(2)	Represents 24 months salary continuation.

(3)
Represents the value of unvested stock options held at June 30, 2009, based upon the amount by which the closing market price on June 30, 2009 ($12.05) of the shares of common stock underlying those options exceeded the exercise price of such options. These stock options would vest in full both upon a “change in control” under the terms of, and as defined in the 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below) and also under the terms of Mr. Pike’s employment agreement upon termination of his employment due to his death, Disability, legal incapacity, resignation for Good Reason or termination without Cause (each as defined above). All stock options awarded under either our 2002 Stock Option Plan A or 2002 Stock Option Plan B are vested.

(4)
Represents the value of restricted shares of common stock held at June 30, 2009, based upon the closing market price on June 30, 2009 ($12.05) of the shares of common stock. These restricted shares would vest in full both upon a “change in control” under the terms of, and as defined in, our 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below) and also under the terms of Mr. Pike’s employment agreement upon termination of his employment due to his resignation for Good Reason or termination without Cause (each as defined above).

(5)
Pursuant to the terms of the 2008 Omnibus Plan and the Company’s annual incentive plan adopted under it, the Company will pay executive an amount equal to the target award amount for such plan year upon a “change of control” of the Company. In the event of death, Disability or Retirement, the award will be paid on a pro rata basis based on the actual performance determined after the end of the Plan Year.

(6)	Represents the estimated incremental cost to us of medical, dental and vision plan continuation coverage for 24 months.

(7)	Represents estimated excise and related income tax gross-up payment.

(8)
Represents proceeds from Company paid basic term life insurance policy with the benefit equal to two-times annual base salary capped at $750,000 plus the proceeds from Company paid supplemental term life insurance policy with the benefit equal to one-times annual base salary capped at $750,000.

(9)	Represents proceeds from Company provided accidental death and dismemberment policy with the benefit equal to two-times annual base salary capped at $750,000.

(10)
Represents aggregate payments to the executive on a non-discounted basis, assuming full disability through age 65. In the event the Company would be required to fund the full amount of the long-term disability payments for all named executive officers as of June 30, 2009, 64% of the Company’s total commitment for such payments is insured and the Company is in the process of obtaining insurance of the remaining uninsured amount.

Anthony K. Slater, Audie G. Simmons, James R. Fox and James T. Benfield
Messrs. Slater, Simmons, Fox and Benfield entered into amended and restated employment agreements with us in June 2009, the terms of which are substantially similar. Under the employment agreement, the executive is paid a base annual salary, which is reviewed annually by the Compensation Committee of our Board of Directors, and is entitled to participate in the other benefit plans and programs available to our officers.
The employment agreement also provides that if the executive is terminated for any reason other than death, Disability or Cause or if the executive resigns for Good Reason (each as defined below), the executive will be entitled to (a) cash severance payments equal to 12 months of the executive’s annual base salary at the time of termination, payable in equal monthly installments and (b) continuation of the executive’s medical and health insurance benefits for a period equal to the lesser of (i) 12 months or (ii) the period ending on the date the executive first becomes entitled to health insurance benefits under any plan maintained by any person for whom the executive provides services as an employee or otherwise. If the executive’s employment is terminated for Cause, then the executive will be paid all accrued and unpaid base salary through the date of termination. Similarly, in the event that the executive resigns without Good Reason, the executive will be paid all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which we will have no further obligations under the executive’s employment agreement. Finally, in the event of an executive’s termination of employment due to the executive’s death or Disability, the executive or the executive’s estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which we will have no further obligations under the executive’s employment agreement.
We provide life insurance with a death benefit equal to two times annual base salary capped at $750,000. Additionally, we provide supplemental term life insurance with a death benefit equal to one times annual base salary capped at $750,000 and accidental death coverage with a death benefit equal to two times annual base salary capped at $750,000. Disability benefits include 100% of salary for the first six months and 60% of salary through age 65.
Under the employment agreement, the term “Cause” is defined as the executive’s (a) continued willful failure to substantially perform his duties, (b) willful engagement in gross misconduct materially and demonstrably injurious to us or (c) material breach of certain provisions of his employment agreement, such as non-competition and non-solicitation provisions, and his failure to cure such breach upon written notice by us, if any. “Good Reason” is defined as meaning (a) a material reduction in an executive’s title or responsibilities, (b) the requirement that the executive relocate to an employment location that is more than 50 miles from his employment location on the effective date of his employment agreement, or (c) our failure to cure our material breach of certain provisions of the employment agreements, such as employment duties and compensation provisions, upon written notice to us. Finally, “Disability” is defined as having the same meaning set forth in any long-term disability plan in which the executive participates, and in the absence of such a plan means that, due to physical or mental illness, the executive failed to perform his duties on a full-time basis for 180 consecutive days and did not return on a full-time basis before the end of such period.

The employment agreements also contain confidentiality provisions and non-competition and non-solicitation covenants. Each executive has agreed to neither compete with us nor solicit our customers, suppliers or employees for the twelve months following termination of his employment. The foregoing severance benefits are subject to the executive entering into and not revoking a release of claims in favor of us and abiding by the restrictive covenant provisions in his agreement.
The following table sets forth the amounts payable to Messrs. Slater, Simmons, Fox and Benfield upon termination of his employment or a “change in control” as defined below in the 2005 Omnibus Incentive Compensation Plan or 2008 Omnibus Incentive Compensation Plan.

			Termination
	Termination	Termination	without Cause or			Change-in-
	for Cause or	without Cause	for Good Reason	Termination	Termination	Control
Benefits and Payments	without Good	or for Good	following a	due to	due to	(No
Upon Termination	Reason	Reason	Change-in-Control	Disability	Death	Termination)

Anthony K. Slater:
Base Salary (1)	$—	$425,000	$425,000	$—	$—	$—
Unvested Stock Options (2)	—	—	—	—	—	—
Restricted Stock (3)	—	—	438,548	113,198	113,198	438,548
Annual Cash Incentive (4)	—	—	—	—	—	238,425
Health Insurance (5)	—	17,796	17,796	—	—	—
Life Insurance (6)	—	—	—	—	1,175,000	—
Accidental Death & Dismemberment (7)	—	—	—	750,000	750,000	—
Short-Term Disability Coverage	—	—	—	212,500	—	—
Long-Term Disability Coverage (8)	—	—	—	6,508,800	—	—

Total:	$—	$442,796	$881,344	$7,584,498	$2,038,198	$676,973

Audie G. Simmons:
Base Salary (1)	$—	$444,336	$444,336	$—	$—	$—
Unvested Stock Options (2)	—	—	—	—	—	—
Restricted Stock (3)	—	—	314,264	152,204	152,204	314,264
Annual Cash Incentive (4)	—	—	—	—	—	274,600
Health Insurance (5)	—	17,796	17,796	—	—	—
Life Insurance (6)	—	—	—	—	1,194,336	—
Accidental Death & Dismemberment (7)	—	—	—	750,000	750,000	—
Short-Term Disability Coverage	—	—	—	222,168	—	—
Long-Term Disability Coverage (8)	—	—	—	2,979,251	—	—

Total:	$—	$462,132	$776,396	$4,103,623	$2,096,540	$588,864

			Termination
	Termination	Termination	without Cause or			Change-in-
	for Cause or	without Cause	for Good Reason	Termination	Termination	Control
Benefits and Payments	without Good	or for Good	following a	due to	due to	(No
Upon Termination	Reason	Reason	Change-in-Control	Disability	Death	Termination)

James R. Fox
Base Salary (1)	$—	$344,760	$344,760	$—	$—	$—
Unvested Stock Options (2)	—	—	—	—	—	—
Restricted Stock (3)	—	—	158,662	98,412	98,412	158,662
Annual Cash Incentive (4)	—	—	—	—	—	183,585
Health Insurance (5)	—	17,796	17,796	—	—	—
Life Insurance (6)	—	—	—	—	1,034,280	—
Accidental Death & Dismemberment (7)	—	—	—	689,520	689,520	—
Short-Term Disability Coverage	—	—	—	172,380	—	—
Long-Term Disability Coverage (8)	—	—	—	395,083	—	—

Total:	$—	$362,556	$512,218	$1,355,395	$1,822,212	$342,247

James T. Benfield
Base Salary (1)	$—	$366,311	$366,311	$—	$—	$—
Unvested Stock Options (2)	—	—	97,446	97,446	97,446	97,446
Restricted Stock (3)	—	—	240,325	138,515	138,515	240,325
Annual Cash Incentive (4)	—	—	—	—	—	190,482
Health Insurance (5)	—	17,796	17,796	—	—	—
Life Insurance (6)	—	—	—	—	1,098,933	—
Accidental Death & Dismemberment (7)	—	—	—	732,622	732,622	—
Short-Term Disability Coverage	—	—	—	183,156	—	—
Long-Term Disability Coverage (8)	—	—	—	3,792,859	—	—

Total:	$—	$384,107	$721,878	$4,944,598	$2,067,516	$528,253

(1)	Represents 12 months salary continuation.

(2)
Represents the value of unvested stock options held at June 30, 2009, based upon the amount by which the closing market price on June 30, 2009 ($12.05) of the shares of common stock underlying those options exceeded the exercise price of such options. These stock options would vest in full upon a “change in control” under the terms of, and as defined in, our 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below). All stock options awarded under either our 2002 Stock Option Plan A or 2002 Stock Option Plan B are vested. Certain award agreements entered into in September 2008 and thereafter provide that any unvested stock options will vest upon the executive’s death or disability.

(3)
Represents the value of restricted shares of common stock held at June 30, 2009, based upon the closing market price on June 30, 2009 ($12.05) of the shares of common stock. These restricted shares would vest in full upon a “change in control” under the terms of, and as defined in, our 2005 Omnibus Incentive Compensation Plan and 2008 Omnibus Incentive Compensation Plan (each discussed below). Certain award agreements entered into in September 2008 and thereafter provide that any restricted shares will vest upon the executive’s death or disability.

(4)
Pursuant to the terms of the 2008 Omnibus Plan and the Company’s annual incentive plan adopted under it, the Company will pay executive an amount equal to the target award amount for such plan year upon a “change of control” of the Company. In the event of death, Disability or Retirement, the award will be paid on a pro rata basis based on the actual performance determined after the end of the Plan Year.

(5)	Represents the estimated incremental cost to us of health and dental plan continuation coverage for 12 months.

(6)
Represents the proceeds from Company paid basic term life insurance policy with the benefit equal to two times annual base salary capped at $750,000 plus the proceeds from Company paid supplemental term life insurance policy with the benefit equal to one-times annual base salary capped at $750,000.

(7)	Represents proceeds from Company provided accidental death and dismemberment policy with a benefit equal to two times annual base salary capped at $750,00.

(8)
Represents aggregate payments to the executive on a non-discounted basis, assuming full disability through age 65. In the event the Company would be required to fund the full amount of the long-term disability payments for all named executive officers as of June 30, 2009, 64% of the Company’s total commitment for such payments is insured and the Company is in the process of obtaining insurance of the remaining uninsured amount.

Compensation Plans
The executives are eligible for awards of stock options, stock appreciation rights, restricted stock, cash incentive awards and other equity-based awards under both our 2005 Omnibus Incentive Compensation Plan and our 2008 Omnibus Incentive Compensation Plan. In the event of a “change of control” of our company, any outstanding awards granted (e.g., options, restricted stock, restricted stock units) then held by participants will automatically be deemed exercisable and vested without restriction immediately prior to such change of control, and all performance units and cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been obtained.
For the purposes of our 2005 Omnibus Incentive Compensation Plan, a “change of control” occurs in the following circumstances: (a) when, during any 24 consecutive month period, individuals who were directors at the beginning of such period cease at any time during such period to constitute a majority of our Board; (b) upon a merger, consolidation or similar corporate transaction involving our company or, if voting securities are issued in connection with any such transaction, our subsidiaries; (c) upon the sale of all or substantially all of our assets to a person that is not an affiliate of us if stockholder approval is required under the laws of our jurisdiction of incorporation; (d) when our stockholders approve a plan of complete liquidation or dissolution of us, unless such liquidation or dissolution is part of a transaction described in paragraphs (b) or (c) above that does not qualify as a change of control; or (e) when a person or group (other than Lindsay Goldberg, us, our affiliates or any employee benefit plan sponsored or maintained by us or our affiliates) becomes the beneficial owner of our voting securities representing 20% or more of the combined voting power of our then outstanding voting securities and such percentage exceeds the voting power of our securities beneficially owned by Lindsay Goldberg and its affiliates.
For the purposes of our 2008 Omnibus Incentive Compensation Plan, a “change of control” occurs in the following circumstances: (a) when, during any 24 consecutive month period, individuals who were directors at the beginning of such period cease at any time during such period to constitute a majority of our Board; (b) when a person or group (other than Lindsay Goldberg, us, our affiliates or any employee benefit plan sponsored or maintained by us or our affiliates) becomes the beneficial owner of our voting securities representing 35% or more of the combined voting power of our then outstanding voting securities; (c) upon a merger, consolidation or similar corporate transaction involving our company or, if voting securities are issued in connection with any such transaction, our subsidiaries; (d) upon the sale of all or substantially all of our assets to a person that is not an affiliate of us; or (e) when our stockholders approve a plan of complete liquidation of the our company.
Prior to our IPO, all stock options were either granted under our 2002 Stock Option Plan A or 2002 Stock Option Plan B, which permitted the grant of nonqualified stock options to employees as incentives for performance and retention. As of the date of this proxy statement, all awards made under either our 2002 Stock Option Plan A or 2002 Stock Option Plan B had vested.
Officer Retirement Benefits
Upon the retirement of an officer who is at least 55 years of age and has been an employee for ten years or more, such officer will receive (a) his choice of the company vehicle used by the officer at the time of retirement or the cash value of such vehicle and (b) continued medical and dental coverage for the officer and the officer’s spouse until reaching age 65.

Securities Authorized for Issuance under our Equity Compensation Plans
The following table contains information about our equity compensation plans as of June 30, 2009.

Number of Shares
	Number of Shares		Remaining Available
	to be Issued upon	Weighted-Average	for Future Issuance under
	Exercise of	Exercise Price	Equity Compensation
	Outstanding	of Outstanding	Plans (Excluding Shares
	Options and Rights	Options and Rights	Reflected in Column A)
Plan Category	(Column A)	(Column B)	(Column C)

Equity compensation plans approved by our stockholders	2,940,094	$10.19	2,466,123
Equity compensation plans not approved by our stockholders	—	—	—

Total	2,940,094	$10.19	2,466,123

PROPOSAL 2:
RATIFICATION OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2010
The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2010. This selection is being presented to our stockholders for ratification at the 2009 Annual Meeting. Representatives of Ernst & Young are expected to be present at the 2009 Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
We paid Ernst & Young a total of $970,800 for professional services rendered for the year ended June 30, 2009, and $1,101,000 for professional services rendered for the year ended June 30, 2008. The following table provides information about these fees.

Fee Category	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$863,500	$899,000
Audit-Related Fees	$—	$—
Tax Fees (2)	$107,300	$128,000
All Other Fees (3)	$—	$74,000

Total Fees	$970,800	$1,101,000

(1)
Audit fees consisted of fees for the audit of our annual financial statements and quarterly reviews. These fees also include fees billed for professional services rendered for the audit of management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Tax fees principally consisted of fees for tax compliance and tax advice, planning and consultations.

(3)
All other fees consist of fees billed for products and services other than the services reported above, including fees billed for matters related to transactional advisory services, strategic planning and litigation consultation.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management our audited financial statements for the year ended June 30, 2009. The Audit Committee has reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
The Audit Committee has also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the matters disclosed in the letter and the independence of Ernst & Young with representatives of that firm. The Audit Committee also considered whether the provision by Ernst & Young of the non-audit services discussed under “Proposal 2 — Ratification of the Independent Registered Public Accounting Firm for Fiscal 2010” is compatible with maintaining the auditors’ independence and determined that such non-audit services were compatible with maintaining Ernst & Young’s independence.
Based on its discussions with management and Ernst & Young and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2009 for filing with the SEC.

Sincerely,

James R. Helvey III, Chairman
Charles E. Bayless
Daniel J. Sullivan
Louis F. Terhar
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval of Related Person Transactions. We review relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in this proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.
As set forth in the Audit Committee’s charter, which is available on our website at www.pike.com., under “Investor Relations” and “Corporate Governance,” in the course of its review and approval or ratification of a disclosable related person transaction, the committee considers: (a) the nature of the related person’s interest in the transaction; (b) the material terms of the transaction, including, without limitation, the amount and type of transaction; (c) the significance of the transaction to the related person; (d) the significance of the transaction to the company; (e) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and (f) any other matters the committee deems appropriate.
Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Person Transactions. The Company, LGB Pike LLC, a company affiliated with Lindsay Goldberg, and certain other stockholders, including certain of our executive officers, are parties to a stockholders agreement dated April 18, 2002, as amended, which provides such stockholders registration rights for their shares of our common stock. Specifically, each of the stockholders party to the stockholders agreement has “piggyback” registration rights where, if we propose to register any of our securities for sale for our own account, other than a registration in connection with an employee benefit or similar plan or an acquisition or an exchange offer, we will be required to provide them the opportunity to participate in such registration. In addition to its piggyback registration rights, LGB Pike LLC and its affiliates have the right to require us to file registration statements, or “demand registrations,” covering shares of our common stock that they hold. On September 7, 2006, we filed a registration statement registering the resale of 8,000,000 shares of our common stock held by LGB Pike II LLC, which was declared effective by the SEC on September 20, 2006. The stockholders agreement also requires LGB Pike II LLC and its affiliates to vote their shares of Company common stock for J. Eric Pike to be a member of the Company’s board of directors for so long as he is Chief Executive Officer of the Company and controls at least 1,321,965 shares of the Company’s common stock.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock, or Reporting Persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities of Pike Electric. Whenever a Reporting Person files such a report with the SEC, the Reporting Person is also required to send us a copy. Based solely on our review of the copies of such reports we received and written representations that no other reports were required for such persons, we believe that, during fiscal year 2008, all filing requirements applicable to our executive officers, directors and such greater than 10% stockholders were complied with on a timely basis, except J. Eric Pike filed one late Form 4 covering a single transaction that occurred during fiscal year 2009.
OTHER MATTERS
We know of no other matters to be submitted or considered at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.
ANNUAL REPORT ON FORM 10-K
We filed an Annual Report on Form 10-K with the SEC on September 1, 2009. Our Internet address is http://www.pike.com. We make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Stockholders may also obtain a copy of this report, without charge, by writing to Investor Relations, 100 Pike Way, Mount Airy, North Carolina 27030.

By Order of the Board of Directors,

James R. Fox
Corporate Secretary
October 22, 2009

PIKE ELECTRIC CORPORATION
100 PIKE WAY
MT. AIRY, NC 27030
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17744-P86179	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PIKE ELECTRIC CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following nominees:
Vote on Directors		☐	☐	☐

1.	ELECTION OF DIRECTORS

Nominees:

01)	J. Eric Pike	05)	Robert D. Lindsay
02)	Charles E. Bayless	06)	Daniel J. Sullivan
03)	Adam P. Godfrey	07)	Louis F. Terhar
04)	James R. Helvey III

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2. Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.	☐	☐	☐

NOTE: In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M17745-P86179

Pike Electric Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
December 2, 2009
The stockholder(s) hereby appoint(s) James R. Fox and Anthony K. Slater, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Pike Electric Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m., Eastern Time on Wednesday, December 2, 2009, at the Bermuda Run Country Club, 324 Bermuda Run Drive, Bermuda Run, NC 27006, and any adjournment.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE